Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-36949
PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated October 30, 1997)


                              1,071,533 Shares

                              ACTIVISION, INC.

                                Common Stock

                              ----------------


          This Prospectus Supplement relates to 1,071,533 shares of Common Stock (the "Common Stock"), par value $.000001 per share, of Activision, Inc. (the "Company") being offered for the account of certain of the Company's stockholders (each a "Selling Stockholder" and collectively the "Selling Stockholders"). See "Selling Stockholders." This Prospectus Supplement reflects the transfer, by gift, of shares of Common Stock from Brian and Steven Raffel to certain Selling Stockholders and sales by various Selling Stockholders since the date of the Prospectus.

          The Company is a leading diversified international publisher and developer of interactive entertainment software. The Company's products span a wide range of product genres, including action, adventure, strategy and simulation. Since its founding in 1979, the Company has published hundreds of entertainment software products for a variety of personal computer and console platforms. See "The Company" in the Prospectus (as defined below).

          The Common Stock is traded on the NASDAQ National Market System under the symbol "ATVI." On February 18, 1998, the last sale price for the Common Stock as reported on the NASDAQ National Market System was $13.8125 per share.

          No underwriting is being utilized in connection with this registration of Common Stock and, accordingly, the shares of Common Stock are being offered without underwriting discounts. The expenses of this registration will be paid by the Company. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

          For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors" commencing on page 3 of the Prospectus.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement is February 19, 1998.

                            SELLING STOCKHOLDERS

    The following table, which sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of February 12, 1998, has been updated from the table contained in the Prospectus dated October 30, 1997 (the "Prospectus") to include donees to the shares of the Common Stock previously listed as owned by Brian Raffel and Steven Raffel, each as a Selling Stockholder. Such update reflects the (i) transfer, by gift, on December 11, 1997 of 12,087 shares of the Common Stock by Steven Raffel to various employees of Raven Software Corporation ("Raven") and others and the transfer on February 5, 1998 of 2,400 shares of the Common Stock as payment for legal services rendered, (ii) transfer, by gift, on December 11, 1997 of 15,213 shares of the Common Stock by Brian Raffel to various employees of Raven and others and the transfer on February 5, 1998 of 2,400 shares of the Common Stock as payment for legal services rendered and
(iii) sales of shares of Common Stock by certain Selling Stockholders since the date of the Prospectus.

                                       Beneficial Ownership
                                        of Common Stock          Number of
                                      Prior to the Offering       Shares
                                     ----------------------      of Common
Name and Address of                  Number of   Percentage        Stock
Selling Stockholder                   Shares      of Class     Being Offered
-------------------                  ---------   ----------    -------------

Brian Raffel
Three Point Place, Suite 1
Madison, Wisconsin  53719              485,605       3.2%        485,605(2)

Steven Raffel
Three Point Place, Suite 1
Madison, Wisconsin  53719              488,731       3.2%        488,731(2)

Michael Crowns
Three Point Place, Suite 1
Madison, Wisconsin  53719               33,564        (1)         33,564

Stephen P. Hurley
c/o Hurley Burish & Milliken, S.C.
301 North Broom Street
Madison, Wisconsin  53703                2,533        (1)          2,533

Mark D. Burish
c/o Hurley Burish & Milliken, S.C.
301 North Broom Street
Madison, Wisconsin  53703                  933        (1)            933

Kevin K. Milliken
c/o Hurley Burish & Milliken, S.C.
301 North Broom Street
Madison, Wisconsin  53703                2,533        (1)          2,533

Daniel J. Schlichting
c/o Hurley Burish & Milliken, S.C.
301 North Broom Street
Madison, Wisconsin  53703                  201        (1)            201

                                       Beneficial Ownership
                                        of Common Stock          Number of
                                      Prior to the Offering       Shares
                                     ----------------------      of Common
Name and Address of                  Number of   Percentage        Stock
Selling Stockholder                   Shares      of Class     Being Offered
-------------------                  ---------   ----------    -------------

Mark D. Burish Cust FBO Nicole Burish
c/o Hurley Burish & Milliken, S.C.
301 North Broom Street
Madison, Wisconsin  53703                  800        (1)            800

Mark D. Burish Cust FBO Adam Burish
c/o Hurley Burish & Milliken, S.C.
301 North Broom Street
Madison, Wisconsin  53703                  800        (1)            800

Bruce Willis as Trustee for Willis Family Trust
c/o William Morris Agency, Inc.
151 El Camino Drive
Beverly Hills, California  90212        84,870        (1)         28,483

William Morris Agency, Inc.
151 El Camino Drive
Beverly Hills, California  90212         9,430        (1)          3,165

Joan Marie Raffel
625 Mahogany Way
Verona, Wisconsin  53593                   360        (1)            360

Brian Pelletier
5800 Tudor Drive
Fitchburg, Wisconsin  53711              1,875        (1)          1,875

Eric C. Biessman
3406 Valley Ridge Road, Apt. 102
Middleton, Wisconsin  53562              1,200        (1)          1,200

Rick Johnson
502 North High Point Road
Madison, Wisconsin  53717                1,600        (1)          1,600

Brian Shubat
1134 Gammon Lane, Apt. 4
Madison, Wisconsin  53719                  400        (1)            400

                                       Beneficial Ownership
                                        of Common Stock          Number of
                                      Prior to the Offering       Shares
                                     ----------------------      of Common
Name and Address of                  Number of   Percentage        Stock
Selling Stockholder                   Shares      of Class     Being Offered
-------------------                  ---------   ----------    -------------

Robert Love
413 South Main Street
Monticello, Wisconsin 53570                800        (1)            800

James Monroe
757 Kottke Drive
Madison, Wisconsin  53719                  800        (1)            800

Scott F. Rice
5254 Brindisi Court, Apt. 6
Middleton, Wisconsin  53562                600        (1)            600

Jeffrey P. Lampo
5122 Churchill Lane, Apt. 8
Middleton, Wisconsin  53562                400        (1)            400

Ronnie D. Midthun
10 East Gorham Street, Apt. 3
Madison, Wisconsin  53703                  400        (1)            400

Chris Foster
570 W. Blackhawk Dr. #2
Fort Atkinson, Wisconsin 53538             400        (1)            400

Joshua Heitzman
1301 Spring Street, Apt. 609
Madison, Wisconsin  53715                  400        (1)            400

Daniell Freed
2001 Frisch Drive
Madison, Wisconsin  53711                  400        (1)            400

Timothy C. Moore
1010 Sunnyvale Lane, Apt. K
Madison, Wisconsin  53713                  400        (1)            400

Nathan Albury
502 North High Point Road
Madison Wisconsin  53717                   400        (1)            400

Michael Gummelt
222 Randolph Drive, Apt. 319A
Madison, Wisconsin  53717                  400        (1)            400

                                       Beneficial Ownership
                                        of Common Stock          Number of
                                      Prior to the Offering       Shares
                                     ----------------------      of Common
Name and Address of                  Number of   Percentage        Stock
Selling Stockholder                   Shares      of Class     Being Offered
-------------------                  ---------   ----------    -------------

Jeff DeWitt
2933 Fish Hatchery Road, Apt. 205
Madison, Wisconsin  53713                  400        (1)            400

Thomas R. Odell
7502 Westward Way, Apt. 114
Madison, Wisconsin  53717                  400        (1)            400

Linda L. Coey
1505 Wayridge
Madison, Wisconsin  53704                  400        (1)            400

Bobby Duncanson
7502 Westward Way #207
Madison, Wisconsin  53717                  400        (1)            400

Kenn E. Hoekstra
1121 Talcott Avenue
Fort Atkinson, Wisconsin  53538            400        (1)            400

Kim Lathrop
3148 Muir Field Road, Apt. 304
Madison, Wisconsin  53719                  400        (1)            400

Chia Chin Lee
3010 Harvey Street, Apt. 2
Madison, Wisconsin  53705                  400        (1)            400

Kelson Alexander Raffel
319 Birchwood Lane
Verona, Wisconsin  53593-8355             1250        (1)           1250

Ashlyn Brianne Raffel
319 Birchwood Lane
Verona, Wisconsin  53593-8355             1250        (1)           1250

Bryce Nelson Raffel
319 Birchwood Land
Verona, Wisconsin  53593-8355             1250        (1)           1250

Gil Gribb
5310 Larch Lane
Plymouth, Minnesota  53442                 400        (1)            400

                                       Beneficial Ownership
                                        of Common Stock          Number of
                                      Prior to the Offering       Shares
                                     ----------------------      of Common
Name and Address of                  Number of   Percentage        Stock
Selling Stockholder                   Shares      of Class     Being Offered
-------------------                  ---------   ----------    -------------

Michael D. Werckle
7649 Carrington Dr., Apt. D
Madison, Wisconsin  53719                  600        (1)            600

Steve Sengele
522 West Wilson, Apt. 202
Madison, Wisconsin   53703                 400        (1)            400

Jonathan Zuk
1118 North High Point Rd., Apt. 203
Madison, Wisconsin  53717                  400        (1)            400

Matthew T. Pinkston
1109 Wayridge, Apt. 1
Madison, Wisconsin  53704                  400        (1)            400

Leslie K. Dorscheid
814 Lexington
Waunake, Wisconsin  53597                  400        (1)            400

John Scott
105 Grand Canyon Drive
Madison, Wisconsin  53705                  400        (1)            400

Marcus Whitlock
105 Grand Canyon Drive
Madison, Wisconsin  53705                  400        (1)            400

John Payne
699 West Mifflin, Apt. 310
Madison, Wisconsin  53703                  400        (1)            400

Patrick Lipo
3040 Springfield Road
Cross Plains, Wisconsin  53528           1,200        (1)          1,200

Michael Raymond-Judy
3737 Country Grove Drive
Madison, Wisconsin  53719                1,800        (1)          1,800


All Selling Stockholders
  as a group                         1,134,185       6.0%      1,071,533

Footnotes continued from previous page.
_____________________
(1)  Less than 1%.

(2) In order to insure that the representations, warranties and covenants made under the Raven Merger Agreement (as defined below) are not breached, and in order to provide a source of indemnification of the Company pursuant to the Raven Merger Agreement, such Selling Stockholder deposited 37,741 shares of Common Stock in an escrow account pursuant to a warranty escrow agreement until the earlier of (1) the date of the first audit of the combined enterprises' financial statements is completed, (2) August 26, 1998 or (3) the date set forth in a written direction executed by the Company and Brian Raffel and Steven Raffel.

     The Company has entered into an agreement and plan of reorganization (the "Raven Merger Agreement") with Raven Software Corporation of which Brian and Steven Raffel and Michael Crowns were the sole shareholders, and has entered into a license and personal services agreement with Bruce Willis. Other than such contracts, and the fact that many of the Selling Stockholders are either employees, or relatives or spouses of employees, of Raven, which became a wholly onwed subsidiary of the Company in August, 1997 pursuant to the Raven Merger Agreement, none of the Selling Stockholders has had a material relationship with the Company within the past three years.